Exhibit 99.1

News Release

[NEWPAGE LOGO]

Media Contact: NewPage Corporation

Amber Garwood 8540 Gander Creek Drive

937-242-9093 Miamisburg, OH 45342

FOR IMMEDIATE RELEASE-

CHAN W. GALBATO ELECTED NEWPAGE CHAIRMAN OF THE BOARD

MIAMISBURG, Ohio - August 31, 2010 - NewPage Corporation (NewPage) today announced the election of Chan W. Galbato to the Board of Directors of NewPage and its affiliates as chairman of the Board, effective August 25, 2010. Mr. Galbato takes over the chairman role from Robert L. Nardelli, who was elected chairman of the Board of NewPage and its affiliates on June 11, 2010 and who will remain on the Board as a director. Mr. Nardelli, who also serves as chief executive officer of Cerberus Operations and Advisory Company, LLC (COAC), an affiliate of the majority owner of NewPage, said that, "Chan's appointment as chairman marks the end of a three-month transition during which the Board changed several top executives, including the CEO, implemented aggressive cost-reduction actions, and initiated efforts to improve customer service and profit margins. With the recent appointment of George Martin as president and chief executive officer, and now the addition of Chan as chairman, we are confident that we have the right team in place to execute our business plan."

Mr. Galbato is a senior operating executive of COAC and a director of the Brady Corporation. Prior to COAC, Mr. Galbato owned and managed CWG Hillside Investments LLC, a consulting business providing operational and strategic turnaround expertise to CEOs of portfolio-based companies. Before that, Mr. Galbato was president and chief executive officer of the Controls Group of businesses for Invensys plc. He was president of Home Services as well as president of the commercial distribution arm of companies for The Home Depot. In addition, Mr. Galbato served as president and chief executive officer of Armstrong Floor products and chief executive officer of Choice Parts LLC, a joint-venture auto parts locator and catalog business. Earlier in his career, Mr. Galbato spent 14 years with General Electric Company, holding several leadership and finance positions within their various industrial divisions (including Transportation Systems, Aircraft Engines, Medical Systems and Appliances), as well as serving as president and chief executive officer, Coregis Insurance Company, a G.E. Capital Company.

Mr. Galbato holds a master's degree in Business Administration from the University of Chicago and a Bachelor of Arts in Economics from the State University of New York.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper. For more information, visit www.NewPageCorp.com.

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